Exhibit 99.3

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

July 3, 2019

The Board of Directors

Global Payments Inc.

3550 Lenox Road,

Atlanta, Georgia 30326

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 27, 2019, to the Board of Directors of Global Payments Inc. (“Global Payments”) as Annex B to, and to the reference thereto under the headings “Summary—Opinions of Global Payments’ Financial Advisors—Opinion of BofA Merrill Lynch”, “The Merger—Background of the Merger”, “The Merger—Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors”, “The Merger—Opinions of Global Payments’ Financial Advisors—Opinion of BofA Merrill Lynch” and “The Merger—Certain Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed merger involving Global Payments and Total System Services, Inc., which joint proxy statement/prospectus forms a part of Global Payments’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.